Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERIPATH, INC.,

PATHOLOGY ASSOCIATES OF INDIANA, P.C.

PATHOLOGY ASSOCIATES, P.C.

ALAN HALPERIN, M.D.

WOJCIECH SZANIAWSKI, M.D.

PAUL CHU, M.D.

AND

MARK JACOBSON, M.D.

DATED AS OF DECEMBER 3, 2004

MERGER AGREEMENT (the “Agreement”), dated as of December 3, 2004, by and among AmeriPath, Inc., a Delaware corporation, or its permitted assigns (“AmeriPath”), Pathology Associates, P.C. a New York professional corporation (the “Practice”), Pathology Associates of Indiana, P.C., an Indiana professional corporation (“Survivor”), Alan Halperin, M.D. (“Halperin”), Wojciech Szaniawski, M.D. (“Szaniawski”), Paul Chu, M.D. (“Chu”) and Mark Jacobson, M.D. (“Jacobson”).

WHEREAS, Halperin, Szaniawski, Chu and Jacobson (each a “Seller” and, together the “Sellers”) own all of the issued and outstanding shares of capital stock of the Practice (the “NY Shares”);

WHEREAS, the Sellers and AmeriPath desire to enter into a transaction pursuant to which the Practice becomes a direct or indirect wholly-owned subsidiary of AmeriPath and Sellers receive consideration as further described in this Agreement;

WHEREAS, pursuant to the merger contemplated by this Agreement (“the Merger”) the Practice is merging with and into the Survivor and all of the NY Shares are being canceled and exchanged for the “Merger Consideration” (as defined below);

WHEREAS, in connection with the transaction contemplated by this Agreement, (i) the Practice will file that certain Certificate of Merger with the State of New York, a copy of which is attached hereto as Exhibit A (the “NY Certificate of Merger”) and (ii) the Survivor will file that certain Articles of Merger with the State of Indiana, a copy of which is attached hereto as Exhibit B (the “IN Articles of Merger”);

WHEREAS, immediately following the Merger, the Survivor will enter into a merger agreement (“Second Merger Agreement”) pursuant to which Survivor will merge (the “Second Merger”) with and into AmeriPath New York, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AmeriPath (“AP NY LLC”);

WHEREAS, in connection with the transaction contemplated hereunder: (i) each Seller will enter into a Termination and Release Agreement substantially in the form attached hereto as Exhibit C (the “Termination and Release Agreement”) with the Practice under which each Seller and AP NY LLC will terminate all prior agreements among them (including any employment agreements) and each Seller will release AP NY LLC from all liability with respect thereto and (ii) each Seller will enter into an employment agreement with the Practice substantially in the form attached hereto as Exhibit D (the “Employment Agreement”); and

WHEREAS, the Practice and AmeriPath have filed a Notification of Change in Laboratory Owner with the New York State Department of Health, a copy of which is attached hereto as Exhibit E (the “NY Lab Notice”).

NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, the Practice and the Sellers hereby agree, intending to be legally bound, as follows:

ARTICLE I

PURCHASE OF CAPITAL STOCK

1.1 Manner of Merger. Subject to the terms and conditions of this Agreement, and on the Effective Date (as defined in Section 7.3), the Practice shall be merged with and into Survivor, which shall be the surviving corporation. The corporate existence of Survivor with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger, and as the surviving corporation, Survivor shall be governed by the laws of the State of Indiana and succeed to all rights, assets, liabilities and obligations of the Practice as set forth in the Indiana Business Corporation Law. The separate existence and corporate organization of the Practice shall cease upon the Effective Date of the Merger and thereafter Survivor shall continue to exist under the laws of the State of Indiana. The Survivor, without further act or deed, shall (i) have the purposes and shall possess all the rights, privileges, immunities, powers, franchises and authority, both public and private, and be subject to all the restrictions, disabilities, duties and liabilities of the Practice and Survivor (together, the “Constituent Corporations”), and neither the rights of creditors nor any liens upon the property of either of them shall be impaired by the Merger; (ii) be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to each of the Constituent Corporations; and (iii) be liable for all of the obligations and liabilities of each of the Constituent Corporations, including without limitation any and all federal, state and/or municipal taxes, which shall not revert or in any way be impaired by reason of the Merger. The Survivor will be specifically responsible for the payment of all fees and franchise taxes required by law to be paid by the Practice and the Survivor will be obligated to pay such fees and franchise taxes if the same are not timely paid.

1.2 Articles of Incorporation, as Amended, Bylaws and Management of the Survivor.

(a) The Articles of Incorporation of Survivor as in effect immediately prior to the Effective Date of the Merger shall be the Articles of Incorporation of the Survivor until same shall thereafter be altered, amended or repealed in accordance with applicable law.

(b) The Bylaws of Survivor as in effect immediately prior to the Effective Date of the Merger shall be the Bylaws of the Survivor until same shall thereafter be altered, amended or repealed in accordance with applicable law, the Articles of Incorporation or such Bylaws of the Survivor.

(c) The directors and officers of Survivor immediately prior to the Effective Date of the Merger shall be the directors and officers of the Survivor.

1.3 The Status and Conversion of Shares. The manner of converting the shares of the Constituent Corporations shall be as follows:

(a) On the Effective Date of the Merger, each of the following events shall be deemed to occur simultaneously:

(i) Each share of the Class A common stock, par value $0.01 per share, of Survivor that is issued and outstanding immediately prior to the

Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, remain issued and outstanding as in effect immediately prior to the Merger.

(ii) The Practice’s Class A Common Stock, par value $.01 per share (“Class A NY Shares”), issued and outstanding immediately prior to the Effective Date of the Merger, which Sellers represent is eighty (80) shares, shall be canceled in exchange for: (i) cash in the amount equal to the Adjusted Aggregate A Consideration; and (ii) Eight Hundred Nineteen Thousand Two Hundred Sixty (819,260) shares of common stock, $.01 par value per share of AmeriPath Holdings, Inc., a Delaware corporation (“AmeriPath Stock”). The term “Adjusted Aggregate A Consideration” means Eighteen Million One Hundred Thirty Three Thousand Two Hundred Twenty ($18,133,220) Dollars, minus Fifty Three and one third percent (53 1/3%) of the COH Shortfall. For purposes of this Agreement, the COH Shortfall means the amount by which Two Hundred Fifty Thousand Dollars ($250,000) exceeds the actual cash on hand of the Practice at the Effective Date.

(iii) The Practice’s Class B Common Stock, par value $.01 per share (the “Class B NY Shares”), issued and outstanding immediately prior to the Effective Date of the Merger, which Sellers represent is seventy (70) shares, shall be canceled in exchange for (i) cash in the amount of the Adjusted Aggregate B Consideration and (ii) Seven Hundred Sixteen Thousand Eight Hundred Fifty Two (716,852) shares of AmeriPath Stock. The term “Adjusted Aggregate B Consideration” means Fifteen Million Eight Hundred Sixty Six Thousand Seven Hundred Eighty Dollars ($15,866,780) minus Forty Six and two third (46 2/3%) percent of the COH Shortfall.

Schedule 1.3 sets forth the consideration to be provided in exchange for the cancellation of the Class A Shares and the Class B Shares, assuming that there is no COH Shortfall, after taking into account certain payments to professionals. Each of the Shareholders agrees to the payments described in Schedule 1.3, including those made to professionals described therein.

1.4 Further Action. At and after the Effective Date, the officers and directors of AmeriPath and Survivor will be authorized to execute and deliver, in the name and on behalf of the Practice, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Practice, any other actions and things to vest, perfect or confirm of record or otherwise in the Survivor any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Survivor as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, makes the following representations and warranties to AmeriPath as of the date hereof and the Effective Date each of which shall be deemed material (and AmeriPath, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties notwithstanding independent investigation, if any); provided, however, that the liability of each Seller for a breach of the representations and warranties set forth herein will be determined in accordance with Article VI:

2.1 Organization, Qualification, etc. The Practice is a New York professional service corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Practice is duly qualified or licensed to do business in and is in good standing in those jurisdictions in which the conduct of its business, or the ownership or lease of its properties, require it to be so qualified, registered, or licensed and the failure of which would cause a Material Adverse Effect. True, complete and correct copies of the articles of incorporation and bylaws, as amended and as presently in effect, for the Practice are attached hereto as Schedules 2.1-A and 2.1-B.

2.2 Subsidiaries. Except as set forth on Schedule 2.2, the Practice has no Subsidiaries (as defined in Section 7.3) or has any investment or other equity interest in, or any outstanding loan or advance to or from, any Person, including any officer, director, shareholder, or Affiliate (as defined in Section 7.3).

2.3 Capital Stock. Immediately prior to the Merger, the authorized capital stock of the Practice consists of (a) Five Hundred (500) shares of Class A Common Stock, of which eighty (80) shares are issued and outstanding and (b) Five Hundred (500) shares of Class B Common Stock, of which seventy (70) shares are issued and outstanding. True, complete and correct stock record books of the Practice have been delivered to AmeriPath for inspection prior to the date hereof and each remains unchanged and true, complete and correct, and contains all of the transactions in the capital stock of the Practice. Immediately prior to the Merger, the NY Shares constitute all of the issued and outstanding shares of capital stock of the Practice.

2.4 Corporate Record Books. The corporate minute books of the Practice that have been made available to AmeriPath, are true, complete and correct.

2.5 Title to Stock. As of immediately prior to the Merger, the NY Shares are owned beneficially and of record by the Sellers, are duly authorized, validly issued and fully paid, nonassessable, and are free of all Liens (as defined in Section 7.3) or any preemptive or similar rights. Each Seller is permitted to own the NY Shares under applicable law. Upon delivery of the purchase price to the Sellers at the Effective Date, the Sellers will convey to AmeriPath good and marketable title to the NY Shares free and clear of all Liens, preemptive rights or other limitations whatsoever, including any claim by any prior stockholder of the Practice.

2.6 Options and Rights. Other than the buy-in to the Practice with respect to Damian DiCostanzo which is described in Schedule 2.6 hereof there are (a) no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Practice is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock and (b) no agreements, arrangements or understandings between the Sellers and the Practice and any other Person regarding the NY Shares (including the transfer, disposition, holding or voting thereof), other than as set forth hereunder.

2.7 Authorization, Etc. The Practice has full corporate power and authority and the Sellers have full power and capacity to enter into this Agreement and the other agreements and documents contemplated hereby (including, without limitation, the Termination and Release Agreement and the Employment Agreement) and to perform its or his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the board of directors and stockholders of the Practice and no other corporate proceedings on the part of the Practice are necessary to authorize, adopt and approve this Agreement or any other document or agreement contemplated hereby, or the transactions contemplated hereby and thereby. No other actions or proceeding on the part of the Sellers are necessary to authorize, adopt and approve this Agreement or any other document or agreement contemplated hereby, or the transactions contemplated hereby and thereby. The Sellers are authorized to sell the NY Shares in accordance with this Agreement. Each Seller is entering into this Agreement (and any other agreement contemplated hereby) on his own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement (and the other agreements and documents contemplated hereby) by the parties hereto, this Agreement and all other such agreements shall constitute the legal, valid and binding obligations of the Practice and the Sellers (to the extent each is a party to such other agreements), enforceable against each such party in accordance with their respective terms, except as such enforceability may be qualified by equitable principles or pursuant to laws affecting the enforceability of creditor’s rights.

2.8 No Violation. The execution and delivery by the Practice and the Sellers of this Agreement and any and all other agreements contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Practice and the Sellers, do not and will not, except as set forth on Schedule 2.8 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the NY Shares or any assets of the Practice pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority or other Person pursuant to, the Certificate of Incorporation or bylaws of the Practice or any Regulation, Order or material Contract (as defined in Section 7.3) to which the Practice or any Seller is subject. Any consents or approvals indicated in Schedule 2.8 have been obtained by the Practice or the Sellers, as the case may be or waived in writing by AmeriPath on or prior to the Effective Date. Each of the Practice and the Sellers will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

2.9 Financial Statements. Attached as Schedule 2.9 hereto are the following financial statements of the Practice prepared on a cash basis (i) balance sheets as of the last day of the fiscal years ended December 31, 2002 and 2003 and a balance sheet as of September 30, 2004 (such date, the “Balance Sheet Date”) (collectively, the “Balance Sheets”) and (ii) statements of revenues and expenses and related schedules thereto for the fiscal years ended December 31, 2002 and 2003 and for the nine (9) months ended September 30, 2004 (collectively, the “Statements of Revenues and Expenses” and together with the Balance Sheets, the “Financial Statements”). The Balance Sheets for the Practice have been prepared in a manner consistent with prior practices, are derived from the books and records of the Practice and fairly present the respective financial position of the Practice at the respective dates thereof, and the Statements of Revenues and Expenses have been prepared on a consistent basis, are derived from the books and records of the Practice and fairly present the results of operations of the Practice for the periods therein referred to, (except as stated therein or in the notes or schedules thereto). Except as set forth in Schedule 2.9(a) attached hereto, the Practice has no material liability, whether accrued, absolute or contingent, that is not reflected in the applicable Financial Statements or expressly set forth in this Agreement or in the Schedules attached to this Agreement, other than (i) liabilities incurred since the Balance Sheet Date in the ordinary course of business and (ii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.9(b)).

2.10 Accounts Payable; Accounts Receivable. Schedule 2.10(a) sets forth a complete list of the accounts payable and accrued expenses for the Practice as of October 31, 2004. Schedule 2.10(b) sets forth an aging summary of all of the accounts receivable of the Practice immediately prior to the Effective Date. All such accounts receivable are valid, genuine and subsisting, arose out of the bona fide performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims.

2.11 Employees. Schedule 2.11 is an accurate list of all officers, directors and key employees (including all of the full-time dermatopathologists) of the Practice, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons (i) as of the Balance Sheet Date and (ii) as of the date hereof. The Practice has provided to AmeriPath true, complete and correct copies of all employment agreements for persons listed in Schedule 2.11 and the Practice is not in default under any of such employment agreements in any material respect. Except as set forth on Schedule 2.11, no officer or employee of the Practice receives a total annualized salary, bonus and other compensation from the Practice of $50,000 or more. Since the Balance Sheet Date, except for (x) bonuses paid to certain key employees of the Practices immediately prior to the Merger which are described in Schedule 2.11 (y) the ordinary salary increases described in Schedule 2.11 which are consistent with prior practices, and (z) and the unpaid 2004 year end bonuses to be paid to all employees of the Practice consistent with past practice which bonuses are identified on Schedule 2.11, there have been no increases in the compensation payable or any special bonuses to any officer, director or employee of the Practice. As of the date hereof, except for the Vacation Liabilities and the unpaid 2004 year end bonuses to be paid to all employees of the Practice consistent with past practice and as set forth in Schedule 2.11, the Practice has paid all debts owing to its respective employees for services rendered on its behalf.

The Practice has been at all times, and currently is, in compliance with all material Orders, and is in compliance in all material respects with all federal, state and local Regulations, affecting employment and employment practices of the Practice (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Except as set forth in Schedule 2.11, (i) the Practice is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Practice are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or threatened labor dispute involving the Practice and any group of its respective employees nor has the Practice experienced any labor interruptions over the past three years. The Practice believes its relationship with its employees to be good.

2.12 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Schedule 2.12, there has not been (a) any Material Adverse Change; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect; (c) any payment by the Practice to, or any notice to or acknowledgment by the Practice of any amount due or owing to, the Practice’s self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of the Practice, in each case, in excess of a reserve therefor on the Balance Sheets; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of the Practice, or any redemption or other acquisition of such capital stock by the Practice; (e) any increase in the rate of compensation or in the benefits payable or to become payable by the Practice to its respective directors, officers, employees or consultants; (f) except as expressly contemplated otherwise hereby, any amendment, modification or termination of any existing, or entering into any new, Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Practice; (g) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure having a value or cost in excess of $25,000; (h) any disposition by the Practice of any asset having a value in excess of $25,000; (i) any adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Practice; or (j) any write-down of the value of any inventory having an aggregate value in excess of $25,000, or write-off, as uncollectible, of any notes, trade accounts or other receivables having an aggregate value in excess of $25,000; or (k) any change by the Practice in accounting methods or principles.

2.13 Contracts.

(a) Except as set forth in Schedule 2.13(a) hereto, the Practice is not a party to or subject to any written or oral:

(i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule 2.19 hereto), or any Contract with any labor union;

(ii) employment or consultation Contract (other than as set forth on Schedule 2.11), which is not terminable on notice of 30 days or less by the Practice without penalty or other financial obligation;

(iii) Contract containing covenants or agreements limiting the freedom of the Sellers or the Practice or any of its employees to compete in any line of business presently conducted by the Sellers or the Practice with any Person or to compete in any such line of business in any area;

(iv) Contract with the Sellers or with any Affiliate thereof (except for any Contract disclosed in Schedule 2.11);

(v) Contract relating to or providing for loans to officers, directors, employees or Affiliates of the Practice;

(vi) Contract under which the Practice has advanced or loaned, or is obligated to advance or loan, funds to any Person;

(vii) Contract relating to the incurrence, assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of the Practice;

(viii) guarantee or endorsement of any obligation;

(ix) Contract under which the Practice is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(x) Contract pursuant to which the Practice is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Practice;

(xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in Section 7.3 hereto));

(xii) Contract which prohibits, restricts or limits in any way the payment of dividends or distributions by the Practice;

(xiii) Contract under which it has granted any Person any registration rights (including piggyback rights) or other with respect to any securities;

(xiv) Contract for the purchase, acquisition or supply of inventory or other property or assets, whether for resale or otherwise (other than for ordinary course agreements for consideration not exceeding $25,000);

(xv) Contracts with independent agents, brokers, dealers or distributors;

(xvi) sales, commissions, advertising or marketing Contracts;

(xvii) Contracts with Persons with which, directly or indirectly, the any Seller also has a Contract;

(xviii) Contract with any hospital, physician or other health care provider or facility, or other Contract with any Person relating to professional services (including without limitation, any Contract pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by the Sellers or the Practice or such provider); or

(xix) any other Contract which is material to the operations or business prospects of the Practice, which involves aggregate payments by or to the Practice of $25,000 or more.

(b) Except as set forth on Schedule 2.8, no consent of any party to any material Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

(c) The Practice has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract required to be listed on Schedule 2.13(a) or any other Schedule to this Agreement; no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of non-compliance by the Practice or any Seller under any material Contract to which the Practice is subject (including without limitation all performance bonds, warranty obligations or otherwise); none of the Sellers nor the Practice has any knowledge of any breach or anticipated breach by the other parties to any such Contract to which the Practice is a party or of any event which, with the passage of time or the giving of notice or both, would result in a default, breach or event of non-compliance by any third party under any material contract to which the Practice is subject.

2.14 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or the Practice are true and complete copies of such agreements, contracts and documents as in effect on the date hereof.

2.15 Title and Related Matters.

(a) The Practice has good and marketable title to all of its properties and assets reflected on the Balance Sheets or acquired after the dates thereof, except for properties sold or otherwise disposed of since the dates thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such Liens as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the Balance Sheets.

(b) The Practice owns good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets that are leased, all of which are leased under valid leases. The Practice is not in default under any such lease and to the knowledge of the Sellers, no other party is in default under any of such leases. None of the assets belonging to or held by the Practice are subject to any (i) Contracts of sale (other than this Agreement) or lease (with the Practice as lessor), or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Practice in the conduct of its respective business is in good operating condition and repair, ordinary wear and tear excepted.

(c) There has not been, since the Balance Sheet Date, any sale, lease, transfer, assignment, pledge or any other disposition or distribution by the Practice of any of its assets or properties, except transactions in the ordinary and regular course of business or as otherwise consented to in writing by AmeriPath. Immediately after the Effective Date, the Practice will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the Business.

(d) Schedule 2.15 attached hereto sets forth a description of all real and personal property owned or leased by the Practice.

2.16 Litigation. Except as set forth in Schedule 2.16, there is no Claim (as defined in Section 7.3) pending or threatened against any Seller or the Practice. There is no Order outstanding against any Seller or the Practice resulting in, or which, insofar as can reasonably be foreseen in the future, may result in a Material Adverse Change.

2.17 Tax Matters.

(a) The Practice has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed through the date hereof or appropriate extensions therefore have been appropriately obtained and have not expired, and such Tax Returns are correct and complete. All Taxes of the Practice (whether or not shown on any Tax Return) that have become due have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of the Practice. No claim has ever been made by an authority in a jurisdiction where the Practice does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(b) The Practice has not received any notice of assessment or proposed assessment in connection with any Taxes, there are no pending disputes, claims, audits or examinations regarding any Taxes of the Practice or its assets and to the knowledge of the Practice and the Sellers, there are no threatened disputes, claims, audits or examination regarding any Taxes of the Practice or its assets; and (ii) the Practice has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) The Practice has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The Practice is not a party to any Tax allocation or sharing agreement and the Practice has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no Tax Liability of any person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(e) During the five-year period ending on the date hereof, the Practice was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(f) The Practice has not made any payments, is not obligated to make any payments, and is not a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. The Practice has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). The Practice has not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Date.

(g) The Sellers have taken all actions required to revoke the S Corporation election for the Practice effective immediately prior to the Effective Date.

2.18 Compliance with Law and Applicable Government and other Regulations. The Practice’s operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, has at all times complied with (i) all applicable material Regulations and Orders, including, but not limited to, Health Care Laws (as defined in Section 7.3) and (ii) all material all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, privacy, patient confidentiality, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety, except for any failure or failures to so comply that would not individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor, to each of the Sellers’ knowledge, are there any Claims threatened, nor has any Seller or the Practice received any written notice, regarding any violations of any material Regulations and Orders enforced by any Authority claiming jurisdiction over the Practice, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

(a) Schedule 2.18(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, “Permits”) from all federal, state, local and foreign governmental regulatory bodies held by each of the Practice and its respective employees. The Permits listed in Schedule 2.18(a) are the only Permits that are required for the Practice to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect. Each such Permit is in full force and effect to the knowledge of the Practice and the Sellers and to the knowledge of the Practice and the Sellers no suspension or cancellation of any such Permit is threatened and to the knowledge of the Sellers and the Practice there is no basis for believing that such Permit will not be renewable upon expiration.

(b) The Practice and its employees have licenses to provide health care services in the jurisdictions set forth in (or in the Permits set forth in) Schedule 2.18(b) hereto, which licenses are all those necessary to conduct the business of the Practice in the jurisdictions in which the Practice presently operates. Schedule 2.18(b) also sets forth a true and complete description of the status of each such license. Except as set forth in Schedule 2.18(b), there is no event, transaction, correspondence or circumstance which would have, a material adverse effect on one or more of such licenses.

2.19 ERISA and Related Matters.

(a) Benefit Plans; Obligations to Employees. Except as set forth in Schedule 2.11, Schedule 2.13 and Schedule 2.19 hereto, neither the Practice nor any ERISA Affiliate (as defined below) of the Practice, is a party to or participates in or has any liability or contingent liability with respect to:

(i) any “employee welfare benefit plan” or “employee pension benefit plan” or “multi-employer plan” (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Security Act of 1974, as amended (“ERISA”));

(ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA); or

(iii) any Employment Agreements not terminable on 30 days or less written notice, without further liability.

Any plan, arrangement or agreement required to be listed on Schedule 2.19 for which the Practice or any ERISA Affiliate of the Practice may have any liability or contingent liability is sometimes hereinafter referred to as a “Benefit Plan”. For purposes of this Section, the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Practice would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

(b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.19, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to AmeriPath. In the case of any Benefit Plan that is not in written form, AmeriPath has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to AmeriPath by the Practice, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

(c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.19(c), the Practice is in compliance in all material respects with the terms of all Benefit Plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither the Practice nor any ERISA Affiliate thereof has otherwise engaged in any prohibited transaction. There has been no “accumulated funding deficiency” as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in Balance Sheets and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Effective Date.

(d) Termination of Plans. Sellers and the Practice have terminated all Benefit Plans, effective on or prior to the Effective Date.

2.20 Intellectual Property.

(a) Except as set forth in Schedule 2.20, none of the Sellers has and the Practice does not have has any service mark, trademark, domain name, patent or registered copyright related to the Business. None of the Sellers or the Practice have any pending applications with respect to any Proprietary Rights.

(b) To each of the Sellers’ knowledge, the Practice has the right to use each Proprietary Right used in connection with the operation of its business, including those listed in Schedule 2.20, and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Effective Date, free and clear of all royalty obligations and Liens. There are no

Claims pending or to the knowledge of the Sellers and the Practice threatened, against the Sellers or the Practice that its use of any of the Proprietary Rights listed in Schedule 2.20 infringes the rights of any Person. Neither the Sellers nor the Practice has any knowledge of any conflicting use of any of such Proprietary Rights.

(c) The Practice is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and, to each of the Sellers’ knowledge, there is no violation by the Sellers or the Practice of the rights of others in respect to any Proprietary Right now used in the conduct of its business.

(d) Computer Systems and Software.

(i) Software. The software applications currently used by the Practice in the operation of its business (the “Software”) are set forth and described in Schedule 2.20(d) hereto. Except as disclosed in Schedule 2.20(d), none of the Software has been designed or developed (1) by the Sellers or the Practice or (2) on behalf of the Practice or the Sellers by any employee of or consultant to the Practice. The Practice has not licensed, distributed or in any other way disposed of or encumbered the Software. All Software is licensed from a third party licensor or constitutes “off-the-shelf” software and the Practice licenses all Software used by it in its business pursuant to valid licenses, each of which is in full force and effect on the date hereof. The Practice is not in material violation of or in material default under any of such licenses. All of the computer hardware owned or leased by the Practice has licensed software installed therein and such software is used in compliance with the applicable licenses.

(ii) No Errors; Nonconformity. To each of the Sellers’ knowledge, the Software is free from any significant software defect or programming or documentation error. The software operates and runs in a reasonable and efficient business manner and to each of the Sellers’ knowledge conforms to the specifications thereof.

2.21 Environmental Matters. Except as disclosed in Schedule 2.21: (a) the Practice’s business does not violate any applicable Environmental Law (as defined in Section 7.3) and, to each of the Sellers’ knowledge, no condition or occurrence of any accident, happening or event has occurred which may result in a Claim against the Practice or its successor or which may create a liability or loss for the Practice or AmeriPath or which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) the Practice is in possession of all Environmental Permits (as defined in Section 7.3) required under any applicable Environmental Law for the conduct or operation of its business (or any part thereof), and the Practice is in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits; (c) the Practice has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by it except for inventories of chemicals which are used or to be used in the ordinary course of its business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental

Laws, including all so-called “Right to Know” laws); (d) the Practice has not received any notice from any Authority or any private Person that its business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by it, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) the Practice is not the subject of any federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by it; (f) the Practice has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by it or any property adjacent thereto; (g) no by-products of any process employed in the operation of the business of the Practice which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or were stored by the Practice, or have been released or discharged by the Practice on any property or facility now or previously owned, leased or operated by the Practice or any property adjacent thereto, except for inventories of chemicals which are used or will be used in the ordinary course of its business (which inventories of chemicals have been sorted, used, handled and disposed of in compliance with all applicable Environmental Permits and all Environmental Laws, including all so-called “right to know” laws; (h) no property or facility now owned, leased or operated by the Practice, and to each of the Sellers’ knowledge, no property or facility previously owned, leased or operated by the Practice, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) to the knowledge of the Sellers and the Practice, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by the Practice; (j) the Practice has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Practice for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) to each of the Sellers’ knowledge, there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now or previously owned or leased by the Practice. The Practice has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

2.22 Dealings with Affiliates. Schedule 2.22 hereto sets forth a complete list, including the parties, of all Contracts to which the Practice is a party (or has been a party if such Contract is still in effect or could result in any liability to the Practice in accordance with its terms) and to which any of the Sellers, any relative or Affiliates of the Sellers or any Affiliates of the Practice is also a party.

2.23 Banking Arrangements. Schedule 2.23 attached hereto sets forth the name of each bank or other institution in or with which the Practice has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. The Practice has no liability or obligation relating to funds or money borrowed by or loaned to the Practice (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

2.24 Insurance. Schedule 2.24 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of property, fire, liability, business interruption, workers’ compensation, and other forms of insurance held by the Practice immediately prior to the Merger, as well as a schedule of Claims that have been filed with the current insurance carrier within the twelve months prior to the date hereof or which are pending or unresolved as of the date hereof, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, and all premiums thereunder have been timely paid. The Sellers do not know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any Claim against the Practice not fully covered by insurance for liability on account of any express or implied warranty or tortuous omission or commission, or (b) result in material increase in insurance premiums of the Practice.

2.25 Consents. Schedule 2.25, attached hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Sellers or the Practice to enable the Sellers or the Practice to enter into and carry out this Agreement or any other agreement or document contemplated hereby in all material respects. All such requisite consents have been obtained.

2.26 Inventories. The inventories, if any, reflected on the Balance Sheets and the inventories held by the Practice on the date hereof do not include any items which are not usable or salable. Except as set forth in Schedule 2.26 attached hereto, all of such inventories are owned free and clear and are not subject to any Lien and such inventories and supplies have been purchased by the Practice in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefore have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement.

2.27 Brokerage. Neither the Seller nor the Practice has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Practice or from AmeriPath or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, other than Shattuck Hammond Partners, LLC. Sellers hereby acknowledge and agree that the Sellers shall pay the fees, expenses and other amounts owed to Shattuck Hammond Partners, LLC in connection with the transactions contemplated hereunder.

2.28 Certain Payments. Except as set forth in Schedule 2.28 hereto, (a) none of (i) the Practice or any director, officer, employee, agent or representative thereof or (ii) any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made by or on behalf of the Practice, directly or indirectly, to a domestic or foreign political party or candidate, (c) no Improper Foreign Payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of the Practice are believed by its management to be adequate to detect any of the foregoing under current circumstances.

2.29 Participation in Audits. Except as set forth in Schedule 2.29, the Practice has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. There is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by the Practice. For purposes of this Section 2.29 the term “Recoupment Claim” shall mean any recoupment or overpayment, set-off, penalty or fine pending or threatened by any third-party payor or governmental authority having jurisdiction over the Practice for amounts arising from or related to payments to the Practice for services rendered prior to the Effective Date.

2.30 Health Care Laws & Regulations.

(a) Fraud and Abuse. Except as set forth in Schedule 2.30(a), the Practice or any of their respective officers, directors, employees, shareholders and providers, have not engaged in any activities which are prohibited under federal health care fraud and abuse statutes, including 42 U.S.C. Sections 1320a-7, 1320a-7a and 7b, 18 U.S.C. Sections 1035 and 1347, and 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Federal Health Care Programs (as defined in 42 U.S.C. Section 1320a-7b(f), or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Federal Health Care Programs.

(b) Third-Party Payors. All Contracts with third-party payors were entered into by the Practice in the ordinary course of business. The Practice has made available to AmeriPath prior to the Effective Date, an accurate and complete list of all third-party payors who have Contracts with the Practice (as set forth in Schedule 2.30(b)), together with accurate and complete copies of all such Contracts. Except as set forth in Schedule 2.30(b), the Practice is in compliance in all material respects with each third-party payor’s Contract, and the Practice has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

(c) Compliance with Medicare and Medicaid Programs. The Practice has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and Federal Health Care Programs in which the Practice participates due on or before the Effective Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect. Except as set forth in Schedule 2.30(c) hereto, there are no Claims pending or scheduled or to the knowledge of Sellers or the Practice threatened before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Centers for Medicare and Medicaid Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Federal Health Care Program claim filed by the Practice on or before the Effective Date, or program compliance matters, which would have a Material Adverse Effect. The Practice has delivered to AmeriPath accurate and complete copies of any Claims, actions or appeals listed in Schedule 2.30(c). Except for routinely scheduled reviews pursuant to the Medicare and Medicaid Contracts of the Practice, the Practice and Sellers have not received notice of any review or program integrity review related to the Practice by any Authority in connection with the Medicare or Medicaid programs and no such review is, to the knowledge of the Practice and Sellers, pending or scheduled or threatened, against or affecting the Practice, or its business, its assets, or the consummation of the transactions contemplated hereby.

(d) Reimbursement Documentation. The Practice has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

(e) Patient Referrals. No Person having a “financial relationship” with the Practice, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Practice, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(f) Billing. The third party payor contacts provided by the Practice to AmeriPath are true and correct in all material respects and describe the rates payable under such third party payor agreements. The Practice bills for its services in accordance with applicable third party payor agreements and governmental insurance programs.

2.31 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to AmeriPath by or on behalf of the Seller or the Practice with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMERIPATH

AmeriPath represents and warrants to the Sellers as of the date hereof and the Effective Date as follows, each of which shall be deemed material (and the Sellers, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties notwithstanding independent investigation, if any):

3.1 Corporate Organization, etc. AmeriPath is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. AmeriPath is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Change.

3.2 Authorization, Etc. AmeriPath (or any Affiliate thereof, as the case may be) has full corporate power and authority to enter into this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder. AmeriPath has duly authorized the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, and no other corporate proceedings on the part of AmeriPath (or any Affiliate thereof, as the case may be) are necessary to authorize this Agreement and such other agreements, and the transactions contemplated hereby and thereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon execution of the other agreements and documents contemplated hereby in accordance with the provisions hereof, and such other agreements and documents shall, constitute the legal, valid and binding obligation of AmeriPath (and any Affiliate thereof, as the case may be), enforceable against AmeriPath (or any Affiliate thereof, as the case may be) in accordance with their respective terms, except as such enforceability may be qualified by equitable principles or pursuant to laws affecting the enforceability of creditor’s rights.

3.3 No Violation. The execution, delivery and performance by AmeriPath (and any Affiliate thereof, as the case may be) of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by AmeriPath (and any Affiliate thereof, as the case may be), do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority or other Person (other than such consents and other requirements that have been or will be obtained), pursuant to, the certificate of incorporation or bylaws of AmeriPath (or any Affiliate thereof, as the case may be), or any Regulation to which AmeriPath (or any Affiliate thereof, as the case may be) is subject, or any material Contract or Order to which AmeriPath (or any Affiliate thereof, as the case may be) or their respective properties are subject. AmeriPath (or any Affiliate thereof, as the case may be) will comply with all applicable Regulations and Orders in connection with their respective execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the transactions contemplated hereby.

3.4 Governmental Authorities. AmeriPath (and any Affiliate thereof, as the case may be) has complied or will comply in all material respects with all applicable Regulations applicable to AmeriPath (or any Affiliate thereof, as the case may be) in connection with their respective execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. AmeriPath (or any Affiliate thereof, as the case may be) has obtained or will obtain any authorization, consent, approval, exemption or notice that is required to be obtained by AmeriPath (or any Affiliate thereof, as the case may be) in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby except for any which if not obtained would not have a Material Adverse Effect on AmeriPath or the transactions contemplated hereunder.

3.5 SEC Filings; Financial Statement.

(a) SEC Filings.

AmeriPath has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (“SEC”) since 1997. AmeriPath has delivered or made available to the Sellers all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that AmeriPath may file subsequent to the date hereof), as amended, are referred to herein as the “AmeriPath SEC Reports.” As of their respective dates, AmeriPath SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder (collectively, the “Securities Act”), or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such AmeriPath SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed AmeriPath SEC Report. None of AmeriPath Subsidiaries is required to file any forms, reports or other documents with the SEC. Notwithstanding the foregoing, AmeriPath makes no representation or warranty with respect to information supplied by or on behalf of the Sellers or the Merger Sub that is contained in any of the foregoing documents, or which either of them failed to supply.

(b) Financial Statements.

Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in AmeriPath SEC Reports, including each AmeriPath SEC Report filed after the date hereof until the Closing (the “AmeriPath Financials”): (i) complied, or will when filed comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was, or will when prepared be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, or will when filed fairly present, in all material respects the consolidated financial position of AmeriPath and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of AmeriPath’s operations and cash flows for the periods indicated. The balance sheet of AmeriPath contained in AmeriPath’s Form 10-Q for the quarterly period ended September 30, 2004 is hereinafter referred to as the “AmeriPath Balance Sheet.” Since the date of AmeriPath Balance Sheet, neither AmeriPath nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriPath other than as incurred in the ordinary course of the business of AmeriPath and its Subsidiaries consistent with past practice.

3.6 Litigation. Except as set forth in Schedule 3.6, there is no Claim pending or threatened against (a) operations of AmeriPath located in Port Chester, NY (the “New York Operations”); or (b) AmeriPath or any of its Affiliates, which may result in a Material Adverse Change. There is no Order outstanding against AmeriPath or any of its Affiliates or the New York Operations resulting in, or which, insofar as can reasonably be foreseen in the future, may result in a Material Adverse Change.

3.7 Compliance with Law and Applicable Government and other Regulations. Except as set forth in Schedule 3.7, AmeriPath’s and its Affiliates’, including the New York Operations’, operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, has at all times complied with (i) all applicable material Regulations and Orders, including, but not limited to, Health Care Laws, except for any failure or failures to so comply that would not individually or in the aggregate have a Material Adverse Effect; and (ii) all material Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, privacy, patient confidentiality, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety, except for any failure or failures to so comply that would not individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor, to AmeriPath’s knowledge, are there any Claims threatened, nor has AmeriPath received any written notice, regarding any violations of any material Regulations and Orders enforced by any Authority claiming jurisdiction over AmeriPath or any of its Affiliates, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

3.8 Health Care Laws & Regulations.

(a) Fraud and Abuse. Except as set forth in Schedule 3.8(a), the New York Operations, its officers, directors, employees and providers, have not engaged in any activities which are prohibited under federal health care fraud and abuse statutes, including 42 U.S.C. Sections 1320a-7, 1320a-7a and 7b, 18 U.S.C. Sections 1035 and 1347, and 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud (“Prohibited Activity”), including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Federal Health Care Programs (as defined in 42 U.S.C. Section 1320a-7b(f), or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Federal Health Care Programs. Except as set forth in Schedule 3.8(a), AmeriPath, its Affiliates or any of their respective officers, directors, employees, shareholders and providers have not engaged in any Prohibited Activity, except for such activities that would not result in a Material Adverse Effect.

(b) Third-Party Payors. Except as set forth in Schedule 3.8 (b), the New York Operations are in compliance in all material respects with each third-party payor’s Contract, and the New York Operations have properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments. Except as set forth in Schedule 3.8(b), AmeriPath and its Affiliates are in compliance in all material respects with each third-party payor’s Contract, and AmeriPath and its Affiliates have properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments, except where such non-compliance would not result in a Material Adverse Effect.

(c) Compliance with Medicare and Medicaid Programs. AmeriPath and its Affiliates have timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and Federal Health Care Programs in which each participates due on or before the Effective Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect. Except as set forth in Schedule 3.8(c) hereto, there are no Claims pending or scheduled or to the knowledge of AmeriPath threatened before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Centers for Medicare and Medicaid Services, the Agency for Health Care Administration

or any other state or federal agency with respect to any Federal Health Care Program claim filed by AmeriPath or its Affiliates on or before the Effective Date, or program compliance matters, which would have a Material Adverse Effect. Except for routinely scheduled reviews pursuant to the Medicare and Medicaid Contracts of AmeriPath and its Affiliates, AmeriPath and its Affiliates have not received notice of any review or program integrity review related to such entity by any Authority in connection with the Medicare or Medicaid programs and no such review is, to their knowledge, pending or scheduled or threatened, against or affecting such entity, or its business, its assets, or the consummation of the transactions contemplated hereby.

(d) Patient Referrals. No Person having a “financial relationship” with AmeriPath or its Affiliates, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to such entity, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto

(e) The third party payor contacts relating to the New York Operations provided by AmeriPath to the Practice are true and correct in all material respects and describe the rates payable under such third party payor agreements. The New York Operation bill for its services in accordance with applicable third party payor agreements and governmental insurance programs.

3.9 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers or the Practice for or on behalf of AmeriPath and its Affiliates, including the New York Operations, with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

ARTICLE IV

OTHER AGREEMENTS

The parties hereto further agree as follows:

4.1 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and compliance with applicable Regulations, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Date any party determines that any further actions are necessary, desirable or proper to further evidence any transaction or covenant hereunder, including, without limitation, to vest, perfect or confirm, of record or otherwise in AP NY LLC, title to the assets used in connection with the operation of the business of the Practice (the “Business”). The Sellers agree that, at the requesting Party’s expense, the other Parties shall take such actions as are necessary, desirable or proper to do so.

(b) After the Effective Date, AmeriPath agrees (i) to cooperate with the Sellers and their representatives in connection with the preparation of any Tax Return or any governmental examination of any Tax Return relating to the Business for periods prior to the Effective Date and (ii) to make available to the Sellers and their representatives, all financial data and other information of the Business relating to periods prior to the Effective Date upon reasonable request to permit the Sellers to prepare any Tax Returns and in connection with any governmental examination of Tax Returns relating to the Business for periods prior to the Effective Date. The reasonable out of pocket costs incurred in connection with the response by AmeriPath for information shall be paid by or reimbursed by the requesting party. In addition, AmeriPath shall promptly deliver to the Sellers copies of any notices it receives from any Taxing Authority with respect to the Business for periods prior to the Effective Date.

4.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature challenging the consummation or effectiveness of the transactions contemplated hereunder is commenced all the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto.

4.3 Notices. With respect to every material Contract of the Practice for which a consent or approval is not required under the terms of such Contract upon the execution and delivery of this Agreement or any other agreement or document contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, each party to each such Contract shall, after consultation with and coordination by AmeriPath, be advised of the transaction contemplated hereby.

4.4 No Termination of Sellers’ Obligations by Subsequent Incapacity, Etc. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to Article VII and Section 4.12 shall not be terminated by the death or incapacity of any Seller.

4.5 Public Announcements. No party to this Agreement or any of their respective Affiliates, representatives, agents or employees, shall disclose any of the terms of this Agreement to any third party (other than AmeriPath’s advisors and senior lending group and the Sellers’ advisors) without the other party’s prior written consent unless required by any applicable law (including securities laws) or Order. The form, content and timing of any and all press releases, public announcements or publicity statements prior to the Effective Date (except for any disclosures under or pursuant to Securities Laws in connection with the registration of AmeriPath’s securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior written approval of each of the parties hereto. The parties hereby acknowledge and agree that Halperin shall have the authority to act on behalf of each of the Sellers for purposes of providing a consent under this Section 4.5.

4.6 Non-disclosure; Confidentiality.

(a) Confidential Information. By virtue of each Seller’s association or involvement with AmeriPath or any AmeriPath Subsidiary or Affiliate (each an “AmeriPath Entity”), the Seller will obtain and have access to confidential or proprietary information of such AmeriPath Entity. “Confidential Information” means all proprietary or business sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know-how,” patient lists, details of client or consulting contracts, pricing policies, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Entity (including source or object codes), processes, formulas or improvements of any AmeriPath Entity; algorithms; computer processing systems and techniques; price lists; customer lists; improvements, business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Entity, regardless of whether any of such information, data or documents qualify as a “trade secret” under applicable federal or state law. “Confidential Information” shall not include any information that is in the public domain during the period of such association or involvement by the Sellers or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by the Sellers in violation of this Agreement. This definition shall not limit any definition or protection of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(b) Non-Disclosure. Each Seller agrees that, during the Restricted Period (as defined in Section 4.8(c)), except as directed by AmeriPath or as required or otherwise contemplated under this Agreement or as otherwise required by law, such Seller will not, except as may be expressly authorized by AmeriPath in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software or other Confidential Information (whether in written form or stored on magnetic, optical or other mass storage media) prepared by the applicable Seller, or that comes into the possession or under the control of the applicable Seller by reason of his association with an AmeriPath Entity or by reason of any consulting or software development services the Seller has performed or may in the future perform for an AmeriPath Entity which contain or are derived from Confidential Information.

(c) AmeriPath Group Property. As used in this Agreement, the term “AmeriPath Group Property” means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Entity, or otherwise belonging to any AmeriPath Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

(i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Entity to which such belongs;

(ii) Such Seller will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Entity, AmeriPath and its Affiliates; and

(iii) Upon request, the Seller will immediately deliver and surrender to the AmeriPath Entity all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which is in the possession or control of the Seller.

4.7 Structural Changes. The parties hereto intend that the form and substance of this Agreement and the transactions contemplated hereby comply with, and not be inconsistent with, applicable Health Care Laws. Accordingly, notwithstanding any other term or provision of this Agreement in the event that AmeriPath, upon the advice of counsel (which counsel shall have expertise in health care law), (i) determines at any time following the Effective Date that the transactions contemplated by this Agreement do not comply with, or are inconsistent with, applicable Health Care Laws, or (ii) proposes structural changes to this Agreement or the other documents contemplated by this Agreement, which structural changes do not have a detrimental economic, legal or other significant impact on the Sellers, then the Sellers hereby irrevocably agree, upon AmeriPath’s request and at AmeriPath’s sole cost and expense, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable in AmeriPath’s judgment and at AmeriPath’s request to restructure the agreements and transactions contemplated by this Agreement (the “Restructuring”) so that such agreements and transactions will be in compliance with, and/or not inconsistent with, applicable Health Care Laws, while preserving, to the maximum extent practicable, the after-tax economic and business substance of such agreements and transactions.

4.8 Non-Competition.

(a) As a material and valuable inducement for AmeriPath to enter into this Agreement, pay and deliver the purchase price hereunder and consummate the transactions contemplated hereby, and to adequately protect the goodwill of the Practice and its Successors, during the Restricted Period (as defined below), provided that AmeriPath continues to provide any portion of the Services (as defined below) in the Restricted Territory (as defined below), the each Seller hereby agrees, unless otherwise permitted by AmeriPath in writing, that he shall not, directly or indirectly:

(i) engage in the provision of dermatopathology services, including, without limitation, related laboratory testing services or manage or provide other administrative services to a dermatopathology practice (collectively, the “Services”) within a twenty five (25) mile radius of 91 Weyman Avenue, New Rochelle, NY 10805 (the “Restricted Territory”), other than providing the Services pursuant to his Employment Agreement with the Practice:

(ii) have any interest in any Person (as defined below) that provides Services in the Restricted Territory;

(iii) solicit, for the purpose of providing Services, any Person, including but not limited to a hospital, ambulatory surgery center, medical group, or physician, that has been a customer, client or patient of the Practice during the twelve (12) month period preceding the date hereof. Each Seller acknowledges and agrees that he has had material contact with such Persons, that the identity of and other business information relating to such Persons is Confidential Information hereunder and that AmeriPath has a legitimate interest in keeping such Confidential Information confidential; or

(iv) solicit, for the purpose of acquiring, any prospective acquisition candidate of AmeriPath or any AmeriPath Entity, on the applicable Seller’s own behalf or on behalf of any competitor or potential competitor, which candidate was involved in a meeting with AmeriPath or any AmeriPath Entity for purposes relating to acquiring such Person or for which AmeriPath made an acquisition analysis for purposes relating to acquiring such Person.

Notwithstanding the foregoing, it shall not be a violation of subparagraph (a) above for the a Seller to:

(i) perform Services in the Restricted Territory during the Restricted Period as an employee of a local, federal or state government or agency thereof or in performing his duties as a member of the United States military services or the National Guard; or

(ii) serving as a professor or in a similar capacity at a college or university, provided that the compensation paid to Seller is for teaching activities only, and is not in exchange for or based on the professional services that are incident to the Employee’s teaching services; or

(iii) hold as an investment not more than one percent (1%) of the outstanding capital stock of a competing business whose stock is traded on a national securities exchange or on Nasdaq.

(c) As used in this Agreement, the term “Restricted Period” shall mean the five (5) year period commencing on the Effective Date.

(d) Each Seller further agrees that during the Restricted Period, he will not directly or indirectly (i) solicit the employment of any employee, agent or consultant of the Practice or any AmeriPath Entity, or (ii) induce any such employee to leave the employ of the Practice or such AmeriPath Entity.

(e) Each of the Sellers hereby acknowledges and agrees that the provisions set forth in this Section 4.8 are fair, reasonable and necessary to protect the legitimate interests of AmeriPath, and its Affiliates, and that this Section 4.8 was negotiated and bargained for and the consideration received by such Seller pursuant to the Merger or the Second Merger reflects and assumes strict compliance with these provisions.

(f) Each of the Sellers hereby acknowledges and agrees that (i) a breach of the provisions of this Section 4.8 would result in immediate, substantial and irreparable damage to AmeriPath and its Affiliates and (ii) such damage would be extremely difficult to measure in terms of monetary damages and no other remedy for such breach would be adequate. Therefore, upon such a breach, AmeriPath shall be entitled to specific performance of these provisions and injunctive or other appropriate equitable relief and that the breaching Seller shall be responsible for the payment of court costs and other fees and expenses incurred by AmeriPath (including reasonable attorneys’ fees) in connection with the enforcement of this Section 4.8.

(g) Each of the Sellers agrees that if the scope of any restriction or covenant contained in this Section 4.8 should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and such Seller hereby consents and agrees that (i) it is the parties’ intention that the covenants and restrictions contained herein be enforced as written and (ii) in the event a court of competent jurisdiction determines that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

4.9 Pre-Effective Date Tax Returns. The Sellers shall prepare or cause to be prepared, at Sellers’ expense, all Tax Returns and reports with respect to Taxes of the Practice which are required to be filed for Tax periods ending prior to the Effective Date (each a “Pre-Effective Date Tax Return”), and the Sellers shall provide AmeriPath with such completed Pre-Effective Date Tax Returns together with appropriate supporting information and schedules at least fifteen (15) business days prior to the due date for such Pre-Effective Date Tax Return for AmeriPath’s review and approval. Any amount of Tax shown on such Pre-Effective Date Tax Returns shall be deemed to be Retained Liabilities and the Sellers shall reimburse and AmeriPath and its Affiliates for any such Taxes in accordance with Section 4.12.

4.10 Integration Plan. Following the Effective Date, Sellers, Survivor and AmeriPath shall diligently pursue their respective obligations under the Integration Plan which is attached hereto as Exhibit F.

4.11 Post-Effective Date Filings. Sellers and AmeriPath shall file and diligently pursue the effectiveness of, as the case may be, any applications, permits or notices that are necessary to carry out the intents and purposes of this Agreement.

4.12 Retained Liabilities. Sellers agrees to reimburse AmeriPath and its Affiliates (including the Practice) and hold harmless from and against (i) all liabilities of the Practice, whether known or unknown, contingent or otherwise relating to time periods arising or accruing prior to the Closing Date, including all Taxes attributable to such periods and all litigation relating to such periods and (ii) all fees, costs and expenses of the lawyers and financial advisors for the Practice or the Sellers (such liabilities collectively, the “Retained Liabilities”); provided, however, that the Retained Liabilities shall be offset by any amounts that have been prepaid by the Practice for expenses arising after the Closing Date which benefit AmeriPath or its affiliates and which are identified by the Sellers in writing on or prior to December 31, 2005 (the “Pre-Paid Expenses”) Notwithstanding the foregoing, Retained Liabilities shall not include liabilities of the Practice owed to the Practice’s employees for vacation and compensatory time (up to a maximum for each employee of 120 hours) that have accrued prior to the Closing Date and that are listed in 4.12 (collectively, the “Vacation Liabilities”). AmeriPath shall have the right, in its sole discretion, to pay any Retained Liability without prior notification to the Sellers and without affecting AmeriPath’s rights hereunder, including AmeriPath’s indemnification rights under this Section 4.12 or Section 6.2. The Retained Liabilities incurred and paid by AmeriPath on or prior to December 31, 2005, after taking into account any offset for Pre-Paid Expenses (the “Initial Liability Adjustment Amount”), shall be paid by Sellers in accordance with the percentages set forth on Schedule 4.13 and shall be paid on the Scheduled Payment Date, as defined in Section 4.13. The Retained Liabilities paid or incurred by AmeriPath after December 31, 2005 (after taking into account the offset for Pre-Paid Expenses, if any) shall be paid by Sellers in accordance with the percentages set forth on Schedule 4.13 within thirty (30) days after AmeriPath provides Sellers with notice of the Retained Liabilities, together with reasonable documentation of such Retained Liabilities.

4.13 Accounts Receivable Adjustment. In the event that the Net Collected Receivables (as defined below) exceed Three Million Dollars (the “Target Amount”), AmeriPath shall be obligated to pay the Sellers an amount equal to the excess of the Net Collected Receivables over the Target Amount (the “Excess Receivables Amount”). In the event that the Net Collected Receivables are less than the Target Amount, the Sellers shall be obligated to pay AmeriPath an amount (the “Receivable Shortfall Amount”) equal to the excess of the Target Amount over the Net Collected Receivables.

For purposes of this Agreement, Net Collected Receivables shall mean the amount actually collected by the Practice or AP NY LLC or its successor between the Closing Date and the close of business on December 31, 2005 (the “Collection Date”) with respect to the receivables of the Practice which are identified on Schedule 1.3(a) and are outstanding as of the Closing Date. AmeriPath shall deliver to Sellers a statement identifying the Excess Receivable Amount or Receivable Shortfall Amount, if any (the “AR Adjustment Statement”), within thirty (30) days following the Collection Date. In the event that the Sellers object to the calculation in the AR Adjustment Statement within fifteen (15) days of the date the AR Adjustment Statement is provided, the an auditor mutually agreed by Sellers and AmeriPath (“Auditor”) shall determine the Excess Amount or the Shortfall Amount, and such determination shall be final. AmeriPath shall pay fifty percent (50%) of the costs of the Auditor and the Sellers shall pay fifty percent (50%) of the costs of the Auditor, which portion shall be allocated among the Sellers in accordance with the percentages set forth on Schedule 4.13. In the event that there is a dispute as to the Excess Receivable Amount or the Receivable Shortfall Amount, then AmeriPath or the Sellers, as applicable, shall pay the undisputed portion of the Excess Receivable Amount or Receivable Shortfall Amount, as applicable, on the Scheduled Payment Date and the disputed amounts shall be paid within ten (10) days of the resolution of the dispute.

AmeriPath shall pay the Sellers the Excess Receivable Amount, if any, on or before the later of twenty (20) days following the date the AR Adjustment Statement is provided (the “Scheduled Payment Date”), except that if the Sellers duly object to the calculations set forth in the AR Adjustment Statement, such payment shall be made within ten (10) days following the date on which the Auditor provides notice of the final determination of the Excess Receivable Amount. The Excess Receivable Amount shall be paid to the Sellers in accordance the percentages set forth in Schedule 4.13. AmeriPath shall offset from the payment of the Excess Receivable Amount the amount owed by Sellers pursuant to Section 4.12 as the Initial Liability Adjustment Amount, and Sellers shall not be obligated to pay such offset amount. In the event that there is a dispute as to the Excess Receivable Amount, AmeriPath shall offset from the payment of the undisputed Excess Payment Amount the amounts owed by Sellers pursuant to Section 4.12 as the Initial Liability Adjustment Amount, and Sellers shall not be obligated to pay such offset amount.

The Sellers shall pay AmeriPath the Receivable Shortfall Amount, if any, on or before the Payment Date, except that if the Sellers duly object to the to the calculations set forth in the AR Adjustment Statement, such payment shall be made within ten (10) days following the date on which the Auditor provides notice of the final determination of the Excess Receivable Amount. The Receivable Shortfall Amount shall be paid by the Sellers in accordance with the percentages set forth in Schedule 4.13.

ARTICLE V

CLOSING

5.1 The Seller, Shareholders and AmeriPath shall conduct a closing (the “Closing”) at which such parties shall make such deliveries and take such other actions as are contemplated under this Agreement. The date on which the Closing occurs (the “Closing Date”) shall be on December 3, 2004 or such other date as mutually agreeable by AmeriPath and the Practice.

5.2 Sellers Deliveries. At the Closing, the Sellers shall deliver to AmeriPath the following:

(a) the stock certificates evidencing all of the NY Shares;

(b) copies of all consents, approvals, waivers or other authorizations from any Person or Authority required with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) this Agreement, the Employment Agreements and the Termination and Release Agreements, each executed by the Sellers and the Practice;

(d) the Shareholder Agreement, executed by each of the Sellers, in the form attached as Exhibit G;

(e) an Opinion of Counsel to the Practice and the Sellers in substantially the form attached hereto as Exhibit H;

(f) a certificate, signed by the Practice’s secretary as to its articles of incorporation and bylaws, the resolutions adopted by its board of directors and stockholders in connection with this Agreement and the incumbency of certain of its officers;

(g) the NY Certificate of Merger, duly executed in a form to be accepted for filing with the Secretary of State for the State of New York;

(h) employment agreements executed by each of Marie Gregoire, Susan Levine, Keith Wahnon, Michael Powers and John Talarico, substantially in the form attached hereto as Exhibit I (the “Management Employment Agreements”);

(i) a Termination and Release Agreement, substantially in the form of the Termination and Release Agreement, duly executed by Damian DiCostanzo, M.D..

5.3 AmeriPath Deliveries. In connection with the execution and performance of the transactions contemplated by the Agreement, AmeriPath (or the appropriate AmeriPath Entity) shall deliver to the Sellers the following on the dates set forth below:

(a) immediately following the Effective Date, the cash consideration (the “Cash Consideration”) required to be paid or delivered to the Sellers in accordance with Section 1.3;

(b) on the Closing Date, the shares of AmeriPath Stock requested to be delivered in accordance with Section 1.3;

(c) on the Closing Date, the Employment Agreements, the Management Employment Agreements and the Associate Employment Agreements, executed by AP NY LLC; and

(d) on the Closing Date, the Shareholders Agreement, executed by AmeriPath.

5.4 Closing Deliveries. The deliveries made hereunder on the Closing Date by the parties shall be subject to and conditioned on the effectiveness of the Merger. In the event that the Effective Date does not occur within ten (10) days following the Closing Date, this Agreement shall be terminated without effect, the deliveries made at the Closing shall be deemed of no force and effect, and the parties shall return all items evidencing such Closing deliveries.

ARTICLE VI

SURVIVAL OF TERMS; INDEMNIFICATION

6.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Merger notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations (including the obligation that the Sellers indemnify and hold AmeriPath and its Affiliates (including the Practice) harmless from and against all Retained Liabilities) set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

(i) with respect to the representations and warranties in Section 2.3 (Capital Stock), 2.5 (title to shares), and 2.6 (option and rights), 2.17 (tax matters), 2.19 (ERISA matters), 2.21 (environmental matters) and 2.30 (health care regulatory matters), sixty (60) days following the expiration of the applicable statute of limitations related to a claim arising from facts or circumstances constituting the breach of the applicable representation and thereafter for any indemnification claim made prior to such date; and

(ii) with respect to all other representations and warranties, the date which is eighteen (18) months after the Effective Date (the “Survival Date”), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the Survival Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

6.2 Indemnification by the Sellers. Subject to this Article VI including the limitations set forth in Section 6.4 and Section 6.5, AmeriPath, its Affiliates (including the Practice) and its Affiliates’ respective officers, directors, employees, shareholders, representatives and agents (the “Buyer Indemnified Parties”) shall be indemnified and held harmless by the Sellers at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) (collectively, “Damages”) resulting from, or in respect of, any of the following:

(a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Sellers or the Practice under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument provided or delivered by the Sellers or the Practice hereunder;

(b) Any and all Retained Liabilities;

(c) Any claim by any beneficiary of the Sellers; and

(d) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

6.3 Indemnification by AmeriPath. Subject to this Article VI, the Sellers and their respective heirs, assigns, representatives and agents shall be indemnified and held harmless by AmeriPath, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any (i) misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of AmeriPath or any Affiliate of AmeriPath under this Agreement or any document, certificate or other agreement provided or delivered by AmeriPath or any of its Affiliates to any Seller or the Practice, (ii) all liabilities of the Practice relating to time periods on and after the Effective Date (“Post-Effective Date Liabilities”), (iii) all liabilities incurred in the ordinary cause of business arising on or after the Closing, (iv) Vacation Liabilities; or (v) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any claim incident to any of the foregoing.

6.4 Limitation on Indemnification Obligations.

(a) No party or Person shall have any claim for indemnification hereunder with respect to (i) any Tax liabilities arising by reason of any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance results in a corresponding increase in allowable deductions from income in another taxable year or (ii) the shifting of items of income from one taxable year to another; provided that the party or Person who then recognizes the income also receives the economic benefit of such income.

(b) The amount of any claim for which indemnification is provided under this Article VI shall be net of any amount recovered by the party or Person seeking indemnification under insurance policies with respect to the subject matter of such claim. If, following the receipt by a party or Person of any indemnity hereunder, such party or Person shall receive any insurance recovery or indemnity payment from a third party in respect of the same underlying claim, such party or Person shall reimburse the party from whom such indemnity payment was received to the extent of such insurance recovery or third party indemnity payment.

(c) In no event shall the aggregate liability of each Seller under this Article VI with respect to indemnification claims based on breaches of representations and warranties exceed the Cash Consideration received by such Seller hereunder and under the Second Merger Agreement. In addition, the liability for breaches of representations and warranties hereunder shall be allocated among the Sellers pro-rata based on the Cash Consideration paid to each of the Sellers. Sellers shall not be obligated to make indemnity payments hereunder until the amount of claims against Sellers exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”). In the event that an indemnification Claim exceeds the Threshold Amount, the Sellers shall be responsible for the entire amount of the Claim.

(d) In no event shall the aggregate liability of AmeriPath under this Article VI with respect to indemnification claims based on breaches of representations and warranties exceed the value of the Cash Consideration paid to the Sellers, and no Seller shall be entitled to receive indemnification hereunder in excess of the Cash Consideration paid to such Seller. AmeriPath shall not be obligated to make indemnity payments hereunder until the amount of claims against it exceeds the Threshold Amount. In the event that an indemnification Claim exceeds the Threshold Amount, AmeriPath shall be responsible for the entire amount of the Claim.

(e) Subsections (c) and (d) above shall not apply to reimbursements arising under Section 1.3 or based on the fraudulent actions of the other party.

6.5 Indemnification Period. The indemnification obligations of the parties under this Article VI shall continue until the six month anniversary subsequent to the expiration of the survival period of the applicable representation under Section 6.1; provided, however, that if a claim for indemnification has been brought under this Article VI, the indemnification obligations shall survive until the resolution of the claim.

6.6 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “indemnitee”) of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party, including any Authority, (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the “indemnitor”) is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then-existing Claims under this Article VI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the indemnitee after the Effective Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this Article VI.

An indemnitor shall not settle or seek to settle any such Claim by a third party against an indemnitee except and only to the extent that the indemnitee gives prior written approval to the indemnitor to do so in the specific case, and no such settlement shall be binding on the indemnitee unless the settlement is duly agreed to in writing by the indemnitee.

An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this Section 6.4 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the parties.

7.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

7.3 Certain Definitions; Interpretation.

“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person. After the Effective Date, for purposes of this Agreement only, the Practice shall be deemed to be an Affiliate of AmeriPath.

“Authority” means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

“Claim” means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

“Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

“Effective Date” shall mean the earliest date on which the Merger is effective under both the laws of the State of New York and the State of Indiana.

“Environmental Law” means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“Environmental Permit” shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the business of The Practice.

“GAAP” shall mean U.S. Generally Accepted Accounting Principles.

“Health Care Laws” means any federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a clinical or pathology laboratory, medical practice or other aspect of a Person’s business subject to such Health Care Laws, including but not limited to laws governing Medicare and Medicaid laboratories, laws regarding the professional standards of health care professionals; laws governing patient confidentiality and privacy; laws governing the corporate practice of medicine; laws governing laboratories; laws relating to kickbacks, self-referrals and access to health care, as well as the Employee Health Care Access Act; 21 U.S.C. ‘301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. 821 et seq., the Federal Drug Abuse Act; Sections 1128, 1128A and 1128B of the Social Security Act;

The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. ‘1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. ‘1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. ‘2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. ‘7940; Title IX of the Education Amendments of 1972, 20 U.S.C. ‘1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. ‘6101 et seq., Section 654 of OBRA ‘81; 42 U.S.C. ‘9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, the Health Insurance Portability and Accountability Act, as amended, and any other similar Federal, state or local Regulations.

“Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, title defect or imperfection, restriction or interest of another Person of any kind or nature.

“Material Adverse Change” means any development or change that has had or is reasonably likely to have a Material Adverse Effect.

“Material Adverse Effect” means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of AmeriPath’s or the Practice’s (as the case may be) business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

“Merger Consideration” means the aggregate consideration to be paid to all Sellers under Section 1.3 of this Agreement.

“Order” means any decree, consent decree, judgment, award, order, injunction, rule, consent of or by an Authority.

“Person” means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

“Proprietary Rights” means any patent, patent application, copyright, trademark, trade name, service mark, domain name, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

“Regulation” means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

“Subsidiary” means any Person that AmeriPath or the Practice, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

“Tax” or “Taxes” mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

“Tax Return” means any and all returns, reports, filings, claims for refunds, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any regulatory or Taxing authority, including any attachment thereto or amendment thereof.

7.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

(a)	If to AmeriPath, to:

AmeriPath, Inc.

7289 Garden Road, Suite 200

Riviera Beach, Florida 33404

Attn: Chief Executive and Vice President, Legal

with a copy to:

Baker & McKenzie

1111 Brickell Avenue

Miami, FL 33131

Attn: Roy J. Larson

or to such other person or address as AmeriPath shall furnish by notice to the Sellers in writing.

(b) if to the Sellers, to the addresses set forth on Schedule 7.4 with a copy to:

Epstein Becker & Green, P.C.

250 Park Avenue

14th Floor

New York, NY 10177

Attn: Jeffrey H. Becker, Esq.

          Paul D Squire, Esq.

7.5 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

7.6 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

7.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

7.8 Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance, without regard to the conflicts of law principles thereof.

7.9 Consent to Jurisdiction; Service of Process. Each party hereby irrevocably submits to the jurisdiction of the state or federal courts located in Palm Beach County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

7.10 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

7.11 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

7.12 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

7.13 Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.14 Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its commercially reasonable best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

7.15 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

7.16 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.17 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.18 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing, broker, consulting and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses, except as otherwise expressly provided herein.

7.19 Attorneys’ Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys’ fees, expenses and costs incurred with respect to trials, appeals and collection.

7.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE VIII

CLOSING CONDITIONS; TERMINATION

8.1 Conditions to Obligations of AmeriPath. Each and every obligation of AmeriPath to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by AmeriPath:

(a) Representations and Warranties; Covenants and Agreements. The representations and warranties of Sellers and the Practice contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, Sellers or Practice to AmeriPath, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Sellers and Practice shall have performed and complied in all material respects with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. The Sellers and Practice shall have executed and delivered to AmeriPath a certificate, dated the Closing Date, certifying to the foregoing.

(b) No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

(c) Third Party Consents. AmeriPath, Sellers and Practice shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases listed in Schedule 2.13 other than the Contracts listed on Schedule 8.1(c) hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

(d) Regulatory Approvals. All appropriate licenses, consents, certificates, permits and other approvals required by applicable governmental and regulatory agencies and authorities shall have been obtained for all entities affected by the transactions contemplated therein.

(e) No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. AmeriPath shall have received a certificate (which shall be addressed to AmeriPath), dated the Closing Date, of the Sellers and Practice, certifying to the foregoing.

(f) Additional Deliveries. Sellers shall have delivered or caused the delivery of the items set forth in Section 5.2.

8.2 Conditions to Obligations of Sellers and the Practice. Each and every obligation of the Sellers and the Practice to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Sellers:

(a) Representations and Warranties; Performance. The representations and warranties of AmeriPath contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto delivered by AmeriPath to the Seller, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. AmeriPath shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An authorized officer of AmeriPath shall have delivered to the Seller a certificate, dated the Closing Date, certifying to the foregoing.

(b) No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

(c) Additional Deliveries. AmeriPath shall have delivered or cause the delivery of the items set forth in Section 5.3, except that the cash consideration shall be delivered immediately following the Effective Date.

8.3 Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned:

(a) by mutual consent of AmeriPath and Sellers.

(b) by AmeriPath or the Sellers and the Practice if the Effective Date does not occur before December 13, 2004; provided, however, that if any party has breached its respective obligations under this Agreement or failed to satisfy a condition applicable to it on or before such date, such party may not terminate this Agreement pursuant to this Section 8.3, and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law.

(c) by AmeriPath or Sellers if the Effective Date does not occur before December 31, 2004; provided, however, that such termination shall not prohibit any party from seeking damages arising from a breach arising hereunder or from seeking injunctive or other equitable relief with respect to a breach of Section 4.5 or section 4.6 of this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

AMERIPATH:

AMERIPATH, INC.

By:	/s/ Donald E. Steen
Name:	Donald E. Steen
Title:	Chairman and CEO

SELLERS:

ALAN HALPERIN, M.D.

By:	/s/ Alan Halperin, M.D.
Alan Halperin, M.D.

WOJCIECH SZANIAWSKI, M.D.

By:	/s/ Wojciech Szaniawski, M.D.
Wojciech Szaniawski, M.D.

PAUL CHU, M.D.

By:	/s/ Paul Chu, M.D.
Paul Chu, M.D.

MARK JACOBSON, M.D.

By:	/s/ Mark Jacobson, M.D.
Mark Jacobson, M.D.

PRACTICE:

PATHOLOGY ASSOCIATES, P.C.

By:	/s/ Alan Halperin, M.D.
Name:
Title:

SURVIVOR:

PATHOLOGY ASSOCIATES OF INDIANA, P.C.

By:	/s/ David L. Redmond
Name:	David L. Redmond
Title:	Secretary